Exhibit 99.1

ALTRIA REPORTS 2011 FIRST-QUARTER RESULTS

•	Altria’s 2011 first-quarter reported diluted earnings per share up 15.4% to $0.45

•	Altria’s 2011 first-quarter adjusted diluted earnings per share up 4.8% to $0.44

•	Cigarettes segment’s 2011 first-quarter operating companies income up 9.5% to $1.3 billion on a reported basis and up 7.1% to $1.3 billion on an adjusted basis

•	Copenhagen and Skoal’s 2011 first-quarter retail share grew 0.6 share points versus the fourth quarter of 2010

•	Altria reaffirms 2011 full-year guidance for reported diluted earnings per share in the range of $2.00 to $2.06

•	Altria reaffirms 2011 full-year guidance for adjusted diluted earnings per share in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010

RICHMOND, Va. April 20, 2011 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that its 2011 first-quarter reported diluted earnings per share (EPS) increased 15.4% to $0.45. Reported results increased due primarily to higher operating companies income (OCI) from cigarettes, smokeless products and wine, which included lower asset impairment, exit, integration and implementation costs, higher earnings from Altria’s equity investment in SABMiller plc (SABMiller), due primarily to special items, as well as lower interest and other debt expense, net. These factors were partially offset by lower OCI from cigars. Altria’s 2011 first-quarter adjusted diluted EPS increased 4.8% to $0.44, as shown in Table 1 below.

“Altria delivered solid financial results in the first quarter as our businesses navigated through high unemployment, low consumer confidence and a competitive business environment,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “As we anticipated, adjusted EPS growth comparisons for the first quarter were challenging, but our results exceeded our initial expectations and give us confidence in our belief that we can achieve adjusted diluted EPS growth within our forecasted range for the year.”

6601 West Broad Street, Richmond, VA 23230

Restructuring Charges

Altria incurred pre-tax charges of $6 million and $45 million in the first quarters of 2011 and 2010, respectively, for asset impairment, exit, integration and implementation costs, as well as costs related to the UST LLC (UST) acquisition. These charges are reflected in the reconciliation section of Schedule 2, and the EPS impact is shown in Table 1 below.

SABMiller Special Items

Altria’s earnings from its equity investment in SABMiller were impacted by special items in the first quarters of 2011 and 2010. In the first quarter of 2011, SABMiller special items included pre-tax gains resulting from SABMiller’s hotel and gaming transaction, partially offset by pre-tax costs for its “business capability programme.” In the first quarter of 2010, SABMiller special items included pre-tax costs for its “business capability programme.” These costs and gains after-tax are reflected in Schedule 4, “2011 SABMiller special items” and “2010 SABMiller special items,” and the EPS impact is shown in Table 1 below.

Tax Items

Altria recognized a one-time $12 million non-cash charge in the first quarter of 2010 due to the elimination of tax deductions for retiree prescription drug subsidies under the 2010 healthcare legislation. This tax charge is reflected in Schedule 1, “Provision for income taxes,” and the EPS impact is shown in Table 1 below.

Altria anticipates that its 2011 full-year effective tax rate on operations will be approximately 35.3%.

Table 1 - Altria’s Adjusted Results Excluding Special Items

	First Quarter
	2011	2010	Change
Reported diluted EPS	$0.45	$0.39	15.4%
Asset impairment, exit, integration and implementation costs	—	0.01
SABMiller special items	(0.01)	0.01
Tax items	—	0.01

Adjusted diluted EPS	$0.44	$0.42	4.8%

Cost Management

Altria and its companies achieved cost savings of $35 million in the first quarter of 2011. Altria expects to achieve approximately $110 million in additional cost savings by the end of 2011 for total anticipated cost reductions of $1.5 billion versus 2006.

Pension Plans Contribution

Altria’s pension plans were 81% funded on a Projected Benefit Obligation basis at the end of 2010. As previously announced, Altria made a voluntary $200 million pre-tax contribution to its pension plans in January 2011.

Share Repurchase Program

As previously announced, Altria’s Board of Directors (Board) authorized a $1 billion one-year share repurchase program in January 2011. No shares were repurchased as part of this program in the first quarter of 2011. Stock repurchases under this program depend upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

2011 Full-Year Guidance

The business environment for 2011 is likely to remain challenging, as adult consumers remain under economic pressure and face high unemployment. Altria’s tobacco operating companies face a number of uncertainties in 2011. In the cigarettes segment, Philip Morris USA (PM USA) is continuing to see significant competitive activity and remains cautious about the outlook for state excise tax increases. In the smokeless products segment, U.S. Smokeless Tobacco Company LLC (USSTC) began executing its plans for Skoal during the first quarter of 2011. In the cigars segment, John Middleton Co. (Middleton) faces an especially challenging business environment.

Altria reaffirms its 2011 full-year guidance for reported diluted EPS to be in the range of $2.00 to $2.06. This forecast includes estimated net charges of $0.01 per share related to SABMiller special items.

Altria reaffirms its 2011 full-year guidance for adjusted diluted EPS, which excludes these special items, to be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9%

from an adjusted base of $1.90 in 2010. Altria’s 2011 first-quarter adjusted diluted EPS results exceeded management’s expectations, due in part to trade inventory dynamics. The trade inventory build in the first quarter of 2011 could negatively impact the cigarettes segment’s future income and volume results if it is depleted. As a result, Altria expects unevenness in its 2011 adjusted diluted EPS growth on a quarterly basis, with more growth towards the back half of the year.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year reported and adjusted diluted EPS guidance are shown in Table 2 below.

Table 2 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$2.00 to $2.06	$1.87	7% to 10%
Asset impairment, exit, integration and implementation costs	—	0.04
UST acquisition-related costs*	—	0.01
SABMiller special items	0.01	0.03
Tax items	—	(0.05)

Adjusted diluted EPS	$2.01 to $2.07	$1.90	6% to 9%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on April 20, 2011 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to and used by management in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by or on behalf of USSTC and PM USA; Cigars, manufactured by Middleton; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

In the first quarter of 2011, Altria’s net revenues decreased 2.0% to $5.6 billion due primarily to lower net revenues from cigarettes and cigars, and revenues net of excise taxes were essentially flat. Operating income increased 7.6% to $1.5 billion due primarily to higher OCI from cigarettes, smokeless products and wine, which included lower asset impairment, exit, integration and implementation costs. Net earnings attributable to Altria increased 15.3% to $0.9 billion due primarily to higher operating income, higher earnings from Altria’s equity investment in SABMiller, due primarily to the special items discussed above, as well as lower interest and other debt expense, net, as a result of debt refinancing activities in 2010.

CIGARETTES

The cigarettes segment’s 2011 first-quarter financial, shipment volume and retail share results were impacted by several factors. OCI and shipment volume results for the first quarter of 2011 benefited from trade inventory movements, and retail share was impacted by the timing of new product launches. PM USA believes that the trade built inventory levels in both the first quarters of 2011 and 2010; however, the estimated 2011 trade inventory build was lower compared to 2010. Additionally, the cigarettes segment’s 2010 first-quarter retail share results benefited from the January 2010 introduction of two Marlboro Special Blend products. PM USA began shipping two additional new Marlboro Special Blend products in late February 2011, which minimally impacted retail share results for the first quarter of this year.

In the first quarter of 2011, the cigarettes segment’s net revenues declined 1.9% due primarily to lower volume, partially offset by higher list prices. Revenues net of excise taxes increased 0.4%. Reported OCI for the cigarettes segment increased 9.5% due primarily to higher list prices and lower asset impairment, exit and implementation costs, partially offset by lower shipment volume and higher U.S. Food and Drug Administration (FDA) user fees. Excluding restructuring costs, which were primarily related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, adjusted OCI increased 7.1%. Revenues and OCI for the cigarettes segment are summarized in Table 3 below.

Table 3 - Cigarettes: Revenues and OCI ($ in Millions)

	First Quarter
	2011	2010	Change
Net Revenues	$5,026	$5,123	(1.9)%
Excise taxes	(1,619)	(1,731)

Revenues net of excise taxes	$3,407	$3,392	0.4%

Reported OCI	$1,347	$1,230	9.5%
Asset impairment, exit and implementation costs	2	29

Adjusted OCI	$1,349	$1,259	7.1%

Adjusted OCI margins*	39.6%	37.1%	2.5	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

In the first quarter of 2011, PM USA’s reported domestic cigarette shipment volume declined 6.4%. After adjusting primarily for changes in trade inventories, PM USA’s domestic shipment cigarette volume was estimated to be down approximately 5%. Total cigarette category volume for the first quarter of 2011 was down an estimated 4%, when adjusted primarily for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 4 below.

Table 4 - Cigarettes: Reported Volume (Units in Billions)

	First Quarter
	2011	2010	Change
Marlboro	27.9	29.6	(5.7)%
Other Premium	2.2	2.4	(8.7)%
Discount	1.8	2.1	(13.5)%

Total Cigarettes	31.9	34.1	(6.4)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro’s 2011 first-quarter retail share decreased 0.5 share points due primarily to the timing of new product launches. Marlboro’s 2010 first-quarter retail share benefited from the January introduction of two Marlboro Special Blend products, while two new Marlboro

Special Blend products, which began shipping at the end of February 2011, had a minimal impact on the brand’s retail share in the first quarter of 2011. PM USA’s retail share for the three-month period decreased 1.2 share points due primarily to share losses on Marlboro and some of PM USA’s portfolio brands. PM USA’s cigarette retail share performance is summarized in Table 5 below.

Table 5 - Cigarettes: Retail Share (Percent)

	First Quarter
	2011	2010	Change
Marlboro	42.2	42.7	(0.5	)pp
Other Premium	3.7	4.0	(0.3	)pp
Discount	3.1	3.5	(0.4	)pp

Total Cigarettes	49.0	50.2	(1.2	)pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

The smokeless products segment’s 2011 first-quarter financial, shipment volume and retail share comparisons were impacted primarily by new product launches and promotional product introductions. The smokeless products segment’s 2010 first-quarter results benefited from the launch of new Copenhagen products, the national introduction of Marlboro Snus and a Skoal Slim Can pouch promotion. The smokeless products segment’s 2011 first-quarter results did not benefit to the same degree from new product activity due to the timing and size of the launches on several Skoal and Marlboro smokeless products in the quarter.

In the first quarter of 2011, the smokeless products segment’s net revenues and revenues net of excise taxes decreased 0.5% and 0.6%, respectively, due primarily to lower shipment volume and costs for brand-building initiatives, partially offset by higher pricing. Reported OCI for the smokeless products segment increased 8.4% due primarily to higher pricing, and lower asset impairment, exit and integration costs, partially offset by increased costs for brand-building initiatives. Excluding restructuring and UST acquisition-related costs, adjusted OCI for the smokeless products segment increased 3.2%. Revenues and OCI for the smokeless products segment are summarized in Table 6 below.

Table 6 - Smokeless Products: Revenues and OCI ($ in Millions)

	First Quarter
	2011	2010	Change
Net Revenues	$379	$381	(0.5)%
Excise taxes	(26)	(26)

Revenues net of excise taxes	$353	$355	(0.6)%

Reported OCI	$193	$178	8.4%
Asset impairment, exit, integration, and UST acquisition-related costs	1	10

Adjusted OCI	$194	$188	3.2%

Adjusted OCI margins*	55.0%	53.0%	2.0	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

In the first quarter of 2011, USSTC and PM USA’s combined reported domestic smokeless products shipment volume declined 1.3% due primarily to negative comparisons on Copenhagen and Marlboro Snus, partially offset by Skoal’s volume growth. Both Copenhagen and Marlboro Snus volume in the year-ago period benefited from product introductions, while Skoal’s volume in this year’s first quarter benefited from its Skoal X-tra and Skoal Snus new product introductions. After adjusting for these factors, USSTC and PM USA’s combined domestic smokeless products shipment volume was estimated to be up approximately 6%. USSTC and PM USA believe that the smokeless category’s volume grew at an estimated rate of 7%. USSTC and PM USA’s combined volume performance for domestic smokeless products is summarized in Table 7 below.

Table 7 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	First Quarter
	2011	2010	Change
Copenhagen	81.4	83.8	(2.9)%
Skoal	76.0	67.7	12.2%

Copenhagen and Skoal	157.4	151.5	3.9%
Other	26.3	34.6	(23.8)%

Total Smokeless Products	183.7	186.1	(1.3)%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

USSTC and PM USA’s combined retail share of smokeless products for the first quarter of 2011 declined 0.6 share points to 54.7%. The retail share decline was due primarily to share losses on Skoal, partially offset by share gains on Copenhagen. On a sequential basis, USSTC and PM USA’s 2011 first-quarter combined retail share increased 0.2 share points versus the fourth quarter of 2010, due primarily to sequential retail share growth for both Copenhagen and Skoal.

Copenhagen’s retail share for the first quarter of 2011 increased 0.4 share points versus the prior-year period, and grew 0.3 share points versus the fourth quarter of 2010. The brand’s retail share results benefited from its 2009 and 2010 new product introductions, as well as strength in its core Natural business.

Skoal’s retail share for the first quarter of 2011 decreased 1.1 share points versus the prior-year period. On a sequential basis, Skoal grew its retail share 0.3 share points versus the fourth quarter of 2010 as the brand benefited from its brand-building initiatives. At the end of the first quarter of 2011, USSTC launched eight new Skoal X-tra products, and these are expected to contribute to future growth.

PM USA and USSTC continue to build awareness and trial of snus among adult cigarette smokers and adult dippers. PM USA introduced two new variants of Marlboro Snus, and USSTC launched two new Skoal Snus variants in the first quarter of 2011.

Retail share performance for smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Retail Share (Percent)

	First Quarter
	2011	2010	Change
Copenhagen	26.0	25.6	0.4	pp
Skoal	22.0	23.1	(1.1	)pp

Copenhagen and Skoal	48.0	48.7	(0.7	)pp
Other	6.7	6.6	0.1	pp

Total Smokeless Products	54.7	55.3	(0.6	)pp

Note: Retail share performance is based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. SymphonyIRI informed USSTC and PM USA that SymphonyIRI will perform a restatement of its InfoScan Smokeless Tobacco Database later in 2011.

CIGARS

The cigars segment’s 2011 first-quarter financial results were negatively impacted by events following the 2009 federal excise tax (FET) increase on tobacco products. Middleton observed increased competitive activity, including significantly higher levels of imported, low-priced machine-made large cigars. Middleton responded with promotional investments to defend its position in the marketplace.

In the first quarter of 2011, the cigars segment’s net revenues and revenues net of excise taxes decreased 13.3% and 24.1%, respectively, due primarily to increased promotional investments. The cigars segment’s reported OCI decreased 53.2% due to these promotional investments. Excluding integration costs, the cigars segment’s adjusted OCI decreased 54.2%. Revenues and OCI for the cigars segment are summarized in Table 9 below.

Table 9 - Cigars: Revenues and OCI ($ in Millions)

	First Quarter
	2011	2010	Change
Net Revenues	$117	$135	(13.3)%
Excise taxes	(51)	(48)

Revenues net of excise taxes	$66	$87	(24.1)%

Reported OCI	$22	$47	(53.2)%
Integration costs	—	1

Adjusted OCI	$22	$48	(54.2)%

Adjusted OCI margins*	33.3%	55.2%	(21.9	)pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s 2011 first-quarter reported cigar shipment volume increased 1.9% due primarily to Black & Mild’s retail share performance. Increases in imported machine-made large cigars have made trade inventory volumes difficult to determine accurately in the short-term. As a result, Middleton is only providing its reported company shipments. Middleton’s volume performance for cigars is summarized in Table 10 below.

Table 10 - Cigars: Volume (Units in Millions)

	First Quarter
	2011	2010	Change
Black & Mild	282	276	2.5%

Total Cigars	287	282	1.9%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s 2011 first-quarter retail share increased 0.8 share points as the brand benefited from its brand-building initiatives. Middleton plans to continue building Black & Mild’s marketplace position in 2011 with new products and other initiatives. Middleton’s retail share performance for cigars is summarized in Table 11 below.

Table 11 - Cigars: Retail Share (Percent)

	First Quarter
	2011	2010	Change
Black & Mild	28.9	28.1	0.8	pp

Total Cigars	29.1	28.5	0.6	pp

Note: Retail share results for cigars are based on data from the SymphonyIRI InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels.

It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. SymphonyIRI informed Middleton that SymphonyIRI will perform a restatement of its InfoScan Cigar Database later in 2011.

WINE

The wine segment’s 2011 first-quarter net revenues and revenues net of excise taxes increased 6.3% and 6.6%, respectively, due primarily to higher premium shipment volume. The wine segment’s 2011 first-quarter reported OCI increased 71.4% due primarily to higher premium shipment volume, as well as lower integration and UST acquisition-related costs. Excluding those restructuring costs, the wine segment’s 2011 first-quarter adjusted OCI increased 25.0%. Revenues and OCI for the wine segment are summarized in Table 12 below.

Table 12 - Wine: Revenues and OCI ($ in Millions)

	First Quarter
	2011	2010	Change
Net Revenues	$101	$95	6.3%
Excise taxes	(4)	(4)

Revenues net of excise taxes	$97	$91	6.6%

Reported OCI	$12	$7	71.4%
Integration and UST acquisition-related costs	3	5

Adjusted OCI	$15	$12	25.0%

Adjusted OCI margins*	15.5%	13.2%	2.3	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

In the first quarter of 2011, Ste. Michelle’s reported wine shipment volume increased 0.4%, benefiting from higher off- and on-premise channel volume, partially offset by changes in trade inventories. Ste. Michelle believes that in the first quarter of 2011 wholesalers depleted inventories that were built in the fourth quarter of 2010. In the comparable year-ago quarter, wholesalers increased inventory levels, creating a difficult first-quarter shipment comparison. Ste. Michelle’s reported volume performance for wine is summarized in Table 13 below.

Table 13 - Wine: Reported Volume (Cases in Thousands)

	First Quarter
	2011	2010	Change
Chateau Ste. Michelle	515	536	(4.0)%
Columbia Crest	422	433	(2.6)%
Other	506	469	8.1%

Total Wine	1,443	1,438	0.4%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s 2011 first-quarter retail unit volume increased 2.3%, while the total wine industry’s retail unit volume for the three-month period increased 3.2%. Ste. Michelle and total wine industry retail unit volume change is summarized in Table 14 below.

Table 14 - Wine Retail Unit Volume Change (Percent)

First Quarter
2011
Ste. Michelle	2.3%

Total Wine Industry	3.2%

Note: Retail unit volume percentage change is based on data from The Nielsen Company (Nielsen) and its Nielsen Total Wine Database – U.S. Food, Drug & Liquor, which tracks retail metrics in the wine space. It is Nielsen’s standard practice to periodically refresh its syndicated databases, which could restate retail metrics that were previously released.

FINANCIAL SERVICES

Reported 2011 first-quarter OCI for the financial services segment was unchanged at $21 million. The allowance for losses at the end of the first quarter of 2011 was $202 million, unchanged versus the end of the fourth quarter of 2010. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

The previously disclosed litigation with the Internal Revenue Service (IRS) related to tax benefits claimed for certain PMCC leveraged lease transactions, referred to by the IRS as lease-in/lease-out (LILO) and sale-in/lease-out (SILO) transactions, that PMCC entered into from 1996 through 2003 is still ongoing. For the period January 1, 2004 through December 31, 2011, the disallowance of federal and state income tax benefits and associated interest related to PMCC’s LILO and SILO transactions would be approximately $1.1 billion, taking into account federal and state income taxes paid or payable on gains associated with sales of leased assets during that period and excluding potential penalties. The payment, if any, of this amount would depend upon the timing and outcome of future IRS audits and any related administrative challenges or litigation.

Should Altria not prevail in these matters, Altria may have to accelerate the payment of significant amounts of federal and state income taxes, pay associated interest costs and penalties, if imposed, and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria in a particular fiscal quarter or fiscal year. A recalculation of income for all the affected leases, if required, would result in a one-time charge against reported earnings of approximately $650 million (excluding potential penalties) in the quarter in which the recalculation occurred. Approximately 50% of this charge would represent a reduction in cumulative lease earnings booked to date that would be recaptured over the remainder of the affected lease terms. The remaining portion of the earnings charge would represent a permanent charge for interest on tax underpayments.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$5,643	$5,760	(2.0)%
Cost of sales (*)	1,795	1,867	(3.9)%
Excise taxes on products (*)	1,700	1,809	(6.0)%

Gross profit	2,148	2,084	3.1%
Marketing, administration and research costs	551	594
Asset impairment and exit costs	2	7

Operating companies income	1,595	1,483	7.6%
Amortization of intangibles	6	6
General corporate expenses	50	47

Operating income	1,539	1,430	7.6%
Interest and other debt expense, net	278	287
Earnings from equity investment in SABMiller	(189)	(138)

Earnings before income taxes	1,450	1,281	13.2%
Provision for income taxes	512	468	9.4%

Net earnings	938	813	15.4%
Net earnings attributable to noncontrolling interests	(1)	—

Net earnings attributable to Altria Group, Inc.	$937	$813	15.3%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.45	$0.39	15.4%
Diluted earnings per share attributable to Altria Group, Inc.	$0.45	$0.39	15.4%

Weighted average diluted shares outstanding	2,084	2,077	0.3%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$5,026	$379	$117	$101	$20	$5,643
2010	5,123	381	135	95	26	5,760
% Change	(1.9)%	(0.5)%	(13.3)%	6.3%	(23.1)%	(2.0)%

Reconciliation:
For the quarter ended March 31, 2010	$5,123	$381	$135	$95	$26	$5,760

Operations	(97)	(2)	(18)	6	(6)	(117)

For the quarter ended March 31, 2011	$5,026	$379	$117	$101	$20	$5,643

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$1,347	$193	$22	$12	$21	$1,595
2010	1,230	178	47	7	21	1,483
% Change	9.5%	8.4%	(53.2)%	71.4%	—	7.6%

Reconciliation:
For the quarter ended March 31, 2010	$1,230	$178	$47	$7	$21	$1,483

Asset impairment and exit costs - 2010	5	2	—	—	—	7
Integration costs - 2010	—	7	1	1	—	9
Implementation costs - 2010	24	—	—	—	—	24
UST acquisition-related costs - 2010	—	1	—	4	—	5

	29	10	1	5	—	45

Asset impairment and exit costs - 2011	(2)	—	—	—	—	(2)
UST acquisition-related costs - 2011	—	(1)	—	(3)	—	(4)

	(2)	(1)	—	(3)	—	(6)

Operations	90	6	(26)	3	—	73

For the quarter ended March 31, 2011	$1,347	$193	$22	$12	$21	$1,595

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended March 31,
	2011	2010

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,619	$1,731
Smokeless products	26	26
Cigars	51	48
Wine	4	4

	$1,700	$1,809

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,129	$1,179
Smokeless products	2	3
Cigars	2	1

	$1,133	$1,183

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$51	$26
Smokeless products	1	—

	$52	$26

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share Attributable to Altria Group, Inc.

For the Quarters Ended March 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2011 Net Earnings	$937	$0.45
2010 Net Earnings	$813	$0.39
% Change	15.3%	15.4%

Reconciliation:
2010 Net Earnings	$813	$0.39

2010 Asset impairment, exit, integration and implementation costs	27	0.01
2010 UST acquisition-related costs	3	—
2010 SABMiller special items	11	0.01
2010 Tax items	12	0.01

	53	0.03

2011 Asset impairment and exit costs	(1)	—
2011 UST acquisition-related costs	(3)	—
2011 SABMiller special items	21	0.01

	17	0.01

Operations	54	0.02

2011 Net Earnings	$937	$0.45

2011 Net Earnings Adjusted For Special Items	$920	$0.44
2010 Net Earnings Adjusted For Special Items	$866	$0.42
% Change	6.2%	4.8%

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$3,432	$2,314
Inventories	1,824	1,803
Deferred income taxes	1,163	1,165
Other current assets	569	699
Property, plant and equipment, net	2,339	2,380
Goodwill and other intangible assets, net	17,286	17,292
Investment in SABMiller	5,649	5,367
Other long-term assets	1,821	1,851

Total consumer products assets	34,083	32,871
Total financial services assets	4,501	4,531

Total assets	$38,584	$37,402

Liabilities and Stockholders’ Equity
Accrued settlement charges	$4,568	$3,535
Other current liabilities	3,316	3,305
Long-term debt	12,194	12,194
Deferred income taxes	4,742	4,618
Accrued postretirement health care costs	2,412	2,402
Accrued pension costs	987	1,191
Other long-term liabilities	895	949

Total consumer products liabilities	29,114	28,194
Total financial services liabilities	3,982	3,981

Total liabilities	33,096	32,175
Redeemable noncontrolling interest	33	32
Total stockholders’ equity	5,455	5,195

Total liabilities and stockholders’ equity	$38,584	$37,402

Total debt	$12,194	$12,194